Exhibit 8.1

August 23, 2021
Lonestar Resources US Inc.
111 Boland Street, Suite 301

Fort Worth, Texas 76107

Re:     Lonestar Resources US Inc. Tax Opinion

Ladies and Gentlemen:

We have acted as counsel for Lonestar Resources US Inc., a Delaware corporation (“Company”), in connection with the Agreement and Plan of Merger, dated as of July 10, 2021 (as amended and supplemented through the date hereof, the “Agreement”),1 by and among Penn Virginia Corporation, a Virginia corporation (“Parent”), and Company. Pursuant to the Agreement, (i) Upsilon Merger Sub Inc., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub Inc.”), will merge (the “First Company Merger”) with and into Company, with Company surviving the merger as the Surviving Corporation; and (ii) immediately following the effectiveness of the First Company Merger, the Surviving Corporation will merge (the “Second Company Merger” and, together with the First Company Merger, the “Integrated Mergers”) with and into Pi Merger Sub LLC, a Delaware limited liability company and direct wholly-owned subsidiary of Parent (“Merger Sub LLC”), with Merger Sub LLC surviving the merger as the Surviving Company. In connection with the registration statement on Form S-4 filed by Parent on the date hereof, including the proxy statement/consent solicitation statement/prospectus forming a part thereof, relating to the transactions contemplated by the Agreement (the “Registration Statement”), you have requested our opinion as to certain U.S. federal income tax matters set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Integrated Mergers”.

In providing our opinion, we have examined the Agreement, the Registration Statement and such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein. In addition, we have assumed that (i) the Integrated Mergers and the related transactions will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) all of the information, facts, statements, representations and covenants set forth in the Agreement and the Registration Statement are true, complete and correct in all respects and will remain true, complete and correct in all respects at all times up to and including the effective time of the Second Company Merger, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which will make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time or the effective time of the Second Company Merger, (iii) any statements made in any of the documents referred to herein qualified by knowledge, belief or materiality or comparable qualification are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the effective time of the Second Company Merger, in each case without such qualification, (iv) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us and all natural persons who have executed such documents are of legal capacity, and (v) all applicable reporting requirements have been or will be satisfied. If any of the assumptions described above are untrue for any reason, or if the Integrated Mergers are consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

1 Except as otherwise provided, capitalized terms used but not defined herein have the meaning ascribed to them in the Agreement.
Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London Los Angeles New York Richmond Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

Lonestar Resources US Inc. August 23, 2021 Page 2

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Agreement or the Registration Statement other than the opinion set forth below. This opinion is based on current provisions of the Internal Revenue Code (and the legislative history thereto), Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, case law and such other authorities as we have considered relevant, all as in effect and publicly available as of the date hereof. The authorities upon which this opinion is based are subject to change or differing interpretations, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Integrated Mergers, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of this opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention (or to supplement or revise our opinion to address any such change or inaccuracy) subsequent to the date hereof.

Based upon and subject to the foregoing, we confirm that the legal conclusions with respect to the material U.S. federal income tax consequences of the Integrated Mergers for beneficial owners of Lonestar Common Stock (as defined in the Registration Statement) set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Integrated Mergers” are our opinion, subject to the assumptions, qualifications, and limitations stated herein and therein.

We are furnishing this opinion solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references therein to  us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Vinson & Elkins LLP

Vinson & Elkins LLP